EXHIBIT 10.1
CLEVELAND-CLIFFS INC.

2012 NON-QUALIFIED DEFERRED COMPENSATION PLAN
(AMENDED AND RESTATED EFFECTIVE AS OF JULY 24, 2024)
This Cleveland-Cliffs Inc. 2012 Non-Qualified Deferred Compensation Plan was originally adopted as of the Effective Date (as defined hereunder) to provide certain supplemental non-qualified deferred compensation deferral opportunities and benefits for Participants (as defined hereunder). The Company hereby adopts this amendment and restatement to make certain changes set forth herein effective as of July 24, 2024.
ARTICLE I
DEFINITIONS
As used in this Plan, the following definitions shall apply:
1.1“Account” or “Accounts” means the bookkeeping accounts established and maintained for each Participant under Article IV. The Account types and the Contributions associated with each Account type are as more fully described and defined under Article IV.
1.2“Base Salary” means a Participant’s base earnings paid by an Employer to a Participant without regard to any increases or decreases in base earnings as a result of an election to defer under this Plan or under a plan of an Employer maintained pursuant to Section 125, 132(f) or 401(k) of the Code; provided, however, that base earnings will be included in “Base Salary” only to the extent that had there been no such Plan or plan, the amount would have been payable in cash to the Participant. Base Salary payable after the last day of the calendar year for services performed during a final payroll period that spans two (2) calendar years shall be treated as Base Salary for services performed in the subsequent calendar year in which the payment is made.
1.3“Beneficiary” means the person or persons designated or deemed to be designated by the Participant pursuant to Article VI to receive benefits payable under the Plan in the event of the Participant’s death. A Beneficiary’s right to (and the Committee’s duty to provide to the Beneficiary, if any) information concerning the Plan does not arise until the Beneficiary first becomes entitled to receive a benefit under the Plan.
1.4“Board” means the Company’s Board of Directors.
1.5“Bonus” means a cash bonus payable to the Participant under, as applicable, the Company’s Management Performance Incentive Plan or Executive Management Performance Incentive Plan and such other cash payments awarded under such other incentive compensation arrangements that are designated by the Committee as eligible for deferral under this Plan.
1.6“Cause” means that, prior to Termination, the Participant shall have committed: (i) and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any other Employer; (ii) intentional wrongful damage to property of the Company or any other Employer; (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any other Employer; or (iv) intentional wrongful engagement in any competitive activity; and any such act shall have been demonstrably and materially harmful to the Company. For purposes of this Plan, no act or failure to act on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.
Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel (if the Participant chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Participant had committed an act constituting “Cause”

as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Participant or his Beneficiaries to contest the validity or propriety of any such determination.
1.7 “Change in Control” means, with respect to any Participant, the first to occur of any of the following events:
(a)Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 1.7. This Section 1.7 applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;
(b)Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company;
(c)A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
(d)Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
Notwithstanding the foregoing, for purposes of this Section 1.7, any acquisition of ownership of stock of the Company by any one person, or more than one person acting as a group, pursuant to a Business Combination shall not constitute a Change in Control. A “Business Combination” shall mean any business transaction such as a reorganization, merger or consolidation involving the Company, a sale or other disposition of all or substantially all of the assets of the Company, or any other transaction involving the Company, if, in each case, immediately following any such business transaction:
(1)all or substantially all of the individuals and entities who were the beneficial owners of stock of the Company immediately prior to such business transaction beneficially own, directly or indirectly, more than 55% of the combined voting power of the then outstanding shares of stock of the entity resulting from such business transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such business transaction, of the stock of the Company;
(2)no one person, or more than one person acting as a group (other than the Company, such entity resulting from such business transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any subsidiary corporation, as defined under Section 424(f) of the Code, or such entity resulting from such business transaction), beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of stock of the entity resulting from such business transaction; and
(3)at least a majority of the members of the board of directors of the entity resulting from such business transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such business transaction.
The “Incumbent Board” shall mean those individuals who, as of the Measurement Date, constitute the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Securities Exchange Act of 1934) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board. The “Measurement Date” shall mean, (v) January 1, 2012 with respect to Elective Contributions and Employer Contributions credited to Accounts for Plan Years starting prior to January 1, 2025, and (w) December 31, 2014, with respect to Elective Contributions and Employer Contributions credited to Accounts for Plan Years starting on and after January 1, 2025.
For purposes of this Section 1.7, other than the definition of “Business Combination,” (x) persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, and (y) if a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
1.8 “Code” means the Internal Revenue Code of 1986, as amended, and all lawful regulations and pronouncements promulgated thereunder upon which taxpayers may rely. References to a particular section of the Code include references to successor provisions of the Code or any successor statute.
1.9“Committee” means the committee described in Section 7.1.
1.10“Company” means Cleveland-Cliffs Inc.
1.11“Contribution” or “Contributions” means the amounts credited to a Participant’s Accounts under Article IV. The Contribution types and the Account associated with each Contribution type are as more fully described and defined under Articles III and IV.
1.12“Disability” means, with respect to any Participant, that such Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either (a) unable to engage in any substantial gainful activity, or (b) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of an Employer. Without limitation, for purpose of this Plan, a Participant will be deemed to have a Disability if the Participant is determined to be totally disabled by the Social Security Administration, or is determined to be disabled in accordance with a disability insurance program of the Company or any Employer (provided that the definition of disability applied under such disability insurance program complies with the requirements of Section 409A of the Code).
1.13 “Effective Date” means January 1, 2012, as applied in the manner more fully described in Article II.
1.14“Election Deadline” means, as applicable, the deadline established for an Elective Contribution pursuant to Article III.
1.15“Elective Contribution” means an elective contribution made or deemed made by a Participant under Article III and allocated to a Participant Account under Article IV.
1.16“Eligible Employee” generally means a corporate officer of the Company or an employee of an Employer in “Salary Band E” or higher; provided, however, that “Eligible Employee” status: (a) shall not include any person who is an employee of a non-U.S. affiliate outside the United States unless he or she was an employee of a U.S. affiliate in the United States and, immediately prior to his or her transfer to the non-U.S. affiliate, was an Eligible Employee hereunder; (b) shall first become effective only as confirmed by the Company in writing, at its discretion; and (c) may be prospectively revoked by the Company at its discretion, upon written notice to the affected individual, subject to the applicable requirements of Code Section 409A; and provided, further, that such Eligible Employee is among a select group of management or highly compensated employees (within the meaning of Section 201(2) of ERISA).

1.17“Employer” means the Company and any corporation or business organization during any period in which it is a member of a controlled group of corporations or trades or businesses that includes the Company within the meaning of Code Sections 414(b) and 414(c) provided that in such Code Sections “50%” shall be used wherever “80%” appears; but only during the periods any such corporation or business organization would be so considered under such Code Sections.
1.18“Employer Contribution” means Contributions credited or allocated to a Participant’s Account under Section 4.2.
1.19“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations and rulings thereunder. References to a particular section of ERISA include references to successor provisions of ERISA or any successor statute.
1.20“Initial Election Deadline” means December 31, 2011 or, if later, the first Election Deadline applicable to the Eligible Employee under Section 3.2 for his or her first Plan Year (or portion thereof) of eligibility thereunder.
1.21“Initial Participation Agreement” means: (a) for each Eligible Employee who is a Participant in the Plan on January 1, 2012, the first Participation Agreement properly completed and submitted by the Participant on or before the Initial Election Deadline; and (b) for each Eligible Employee who first becomes a Participant after January 1, 2012, the first Participation Agreement properly completed and submitted by the Participant on or before the Initial Election Deadline for the new Participant’s initial period of Plan participation, as described under Section 3.2.
1.22“Investment Credit” means the deemed earnings/losses credited to a Participant’s Accounts using the applicable Investment Measure.
1.23“Investment Measure” means the deemed investment measure or measures established at any given time, and from time to time, for purposes of determining the Investment Credits applicable to a Participant’s Accounts. For this purpose, the deemed measure or measures may include investment options which allow Participant direction among the alternatives pursuant to any and all rules and procedures as are or may be established, at any time or from time to time, for this purpose by the Company at its discretion. If the Company does not establish a deemed investment measure or measures for a given period of time, the Participant’s Accounts shall be deemed invested in a vehicle producing the return equivalent to the Moody’s Corporate Average Bond Yield, as adjusted on the first business day of each January, April, July and October.
1.24“Participant” means an Eligible Employee who satisfies the requirements for participation set forth in Section 3.2 and who otherwise receives a Contribution allocation pursuant to Article IV.
1.25“Participating Employer” means the Company and/or any other Employer that pays compensation to a Participant.
1.26“Participation Agreement” means, for a Plan Year, the timely submitted form for that Plan Year pursuant to which a Participant elects to make Elective Contributions under Article III.
1.27“Plan” means this Cleveland-Cliffs Inc. 2012 Non-Qualified Deferred Compensation Plan, as amended from time to time pursuant to Article VIII.
1.28“Plan Year” means the calendar year.
1.29“Savings Plan” means, as applicable to the Participant, the Cleveland-Cliffs Inc. and Associated Employers Salaried Employees Savings Plan, the Northshore Mining Company and Silver Bay Power Company Retirement Savings Plan, the Cleveland-Cliffs Steel Corporation Thrift Plan, or the Cleveland-Cliffs Steel LLC Savings and Investment Plan (or any successors thereto).
1.30“Six-Month Date” means the first day next following six (6) months after the date of a Participant’s Termination.

1.31“Subsequent Deferral Election” means a one-time election by a Participant to change the form and/or timing of distributions under the Plan subject to and in accordance with the requirements of Section 6.2(c).
1.32“Subsequent Deferral Election Commencement Date” means, if effective under Section 6.2(c), the day next following the fifth anniversary of the Participant’s Six-Month Date.
1.33“Termination” or “Terminated” means the “separation from service” for purposes of Code Section 409A of any Participant or former Participant from the Company and all other Employers, generally including the severance of such employee’s employment relationship with the Company and all Employers for any reason, voluntarily or involuntarily, and with or without cause, including without limitation, quit, discharge, retirement, disability, death, failure to return to active employment at the end of a leave of absence (including military leave, sick leave, or other bona fide leave of absence) or permanent decrease in service to the Company and all Employers to a level that is no more than twenty percent (20%) of its prior level, as described below. For this purpose, whether a separation from service has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by such employee after a certain date or that the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services if the employee has been providing services for less than thirty-six (36) months). The transfer of an employee from the Company or other Employer to the Company or another Employer shall not constitute a Termination for purposes of this Plan.
1.34“Valuation Date” means, for each Account, a date as of which the Account is valued for purposes of the Plan, as determined under rules and procedures reasonably established by the Company for administrative convenience.
1.35“Vested” means the existence of a vested interest in an Account, as determined under Article V.
ARTICLE II
EFFECTIVE DATE
2.1Effective Date and First Plan Year. The general Effective Date of this Plan is January 1, 2012. For the first Plan Year (2012), the following deferrals under the Plan become effective as follows: (a) Elective Contributions relating to any Base Salary and/or Bonus earned for the 2012 Plan Year, in order to be effective, must be elected under a properly completed Participation Agreement, submitted by the applicable Election Deadline, but no later than December 31, 2011, or if later, as permitted under Section 3.2(d); (b) Employer Contributions relating to any such Elective Contributions (i.e., if applicable, the Supplemental Matching Contribution) shall be credited for the 2012 Plan Year only if the requirements of clause (a), above are satisfied with respect to such Elective Contributions; and (c) Employer Contributions relating to discretionary performance contributions under the Savings Plan, if any, shall be credited under this Plan to the extent such Employer Contributions relate to Savings Plan discretionary performance contributions made on behalf of the 2012 Plan Year under the Savings Plan.
2.2Coordination with 2005 Plan. Amounts elected to be deferred and contributions or other amounts required to be credited under the provisions of the Cliffs Natural Resources Inc. 2005 Voluntary Non-Qualified Deferred Compensation Plan, as amended (the “2005 Plan”) as in effect immediately prior to the Effective Date, including the crediting of investment or interest credits after 2011, shall continue to be governed in all respects by the terms and conditions of the 2005 Plan. Deferral and contribution opportunities under the 2005 Plan shall cease with respect to the periods for which Elective Contribution opportunities and Employer Contributions commence under this Plan in the manner set forth in Section 2.1. There shall be no duplication of deferral opportunities or benefits under this Plan and the 2005 Plan.
ARTICLE III
PARTICIPATION AND DEFERRAL ELECTIONS
3.1Participation. Each Eligible Employee shall become a Participant when he or she properly and timely submits an election to make Elective Contributions pursuant to a Participation Agreement under Section 3.2 or when he or she otherwise is credited with an amount pursuant to Section 4.2. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary. A Participant who ceases to be an Eligible Employee shall remain a Participant for Plan purposes, but shall have no further opportunity to elect or make Elective Contributions and shall have no eligibility for further Employer Contributions, except as may be required under Code Section 409A.
3.2Elective Contribution Deferral Elections.
(a)General. An Eligible Employee may make Elective Contributions by properly completing and timely submitting a Participation Agreement made available by the Company in accordance with this Section 3.2, subject to any and all further rules and procedures as may be required by the Company, at its discretion. If no such election is timely made for a Plan Year, the amount of Elective Contributions shall be zero for that Plan Year. All deferral elections hereunder shall become null and void upon the occurrence of a Change in Control.
(b)Base Salary Deferral. For each Plan Year, an Eligible Employee may irrevocably elect to defer as an Elective Contribution hereunder up to 50% of the Base Salary earned and payable during such Plan Year (“Base Salary Deferral Contribution”). The election to make a Base Salary Deferral Contribution for a Plan Year shall become irrevocable on the December 31st preceding the commencement of the Plan Year and the Election Deadline for making and submitting such an election shall be such date or such earlier date as may be established by the Company at its discretion.
(c)Bonus Deferral. For each Plan Year, an Eligible Employee may irrevocably elect to defer as an Elective Contribution hereunder up to 100% of the Bonus earned during such Plan Year and payable during the next following Plan Year (“Bonus Deferral Contribution”). The election to make a Bonus Deferral Contribution of the Bonus earned during a Plan Year shall become irrevocable on the December 31st preceding the commencement of such Plan Year and the Election Deadline for making and submitting such an election shall be such date or such earlier date as may be established by the Company at its discretion.
(d)Special Rules for New Eligible Employees. In the event that an Eligible Employee first becomes eligible to participate in the Plan or first commences employment during the course of a Plan Year, a properly completed Participation Agreement may be submitted not later than 30 days following the later of his or her eligibility date or date of employment (the “Initial Election Deadline” under this Section 3.2(d)); provided, however, that, for purposes of this Section 3.2(d), an Eligible Employee who was in employment with an Employer in a status other than that of an Eligible Employee is considered to be first eligible to participate in this Plan only if the individual is not a participant in any other agreement, method, program or arrangement that, along with this Plan, would be treated as a single nonqualified deferred compensation plan under Code Section 409A. A deferral election hereunder becomes irrevocable as of the last permissible date for making such election, as described in this Section, and shall be prospectively applied only (i) to amounts of Base Salary to be paid for services performed after the election becomes irrevocable and (ii) to amounts of Bonuses that are earned based upon a specified performance period equal to the total amount of the applicable Bonus for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election becomes effective over the total number of days in the performance period.
ARTICLE IV
ACCOUNTS AND ALLOCATIONS
4.1Elective Contributions.
(a)Base Salary Deferral Contribution. All Base Salary Deferral Contributions deferred with respect to a Participant under Article III shall be credited and allocated to the Participant’s Base Salary Deferral Contribution Account as of the date such amounts would have been paid to the Participant absent the deferral election or such later date established by the Company for administrative convenience.
(b)Bonus Deferral Contribution. All Bonus Deferral Contributions deferred with respect to a Participant under Article III shall be credited and allocated to the Participant’s Bonus Deferral Contribution Account as of the date such amounts would have been paid to the Participant absent the deferral election or such later date established by the Company for administrative convenience.

4.2Employer Contributions.
(a)Supplemental Performance Contribution. If a discretionary Employer performance contribution percentage is determined for a plan year under the Savings Plan (with such determination made after the end of such plan year) and such amount (expressed as a percentage of Base Salary) cannot be fully allocated to a Participant due to the limitations under the Savings Plan imposed by Code Section 401(a)(17) and/or 415, then the portion of such amount that cannot be allocated with respect to the Participant under the Savings Plan for such plan year shall be credited as a Supplemental Performance Contribution hereunder and shall be allocated to the Participant’s Supplemental Performance Contribution Account as of the date such amount would have been received and allocated under the Savings Plan or such later date established by the Company for administrative convenience.
(b)Supplemental Matching Contribution. From time to time, but not less frequently than once per Plan Year, a Supplemental Matching Contribution shall be determined and credited to the Supplemental Matching Contribution Account of each “Matching Eligible Participant” (as defined below) equal to the amount, if any, by which the Full Formula Match amount described in (1) below exceeds the Actual Savings Plan Match amount described in (2) below:
(1)Full Formula Match. The “Full Formula Match” is the total matching contribution amount that would result by applying the matching formula under the Savings Plan for the period on account of which the matching contribution was made (the “matching contribution period”) to the Matching Eligible Participant’s Base Salary for such matching contribution period, taking into account: (A) the elective deferrals and other contributions that were made under the Savings Plan and would be eligible for matching under such formula if the limitations of Code Sections 401(a)(17) and 415 did not apply; and (B) if applicable, Base Salary Deferral Contributions made under this Plan as to such matching contribution period as if made as regular (non–catch–up) elective deferrals under the Savings Plan, determined without regard to the limitations of Code Section 402(g).
(2)Actual Savings Plan Match. The “Actual Savings Plan Match” is the total matching contribution amount actually allocated under the Savings Plan for the Matching Eligible Participant under the Savings Plan matching formula for such matching contribution period.
The Supplemental Matching Contribution, if any, shall be credited on a date or dates as more specifically determined by the Company for administrative convenience. For purposes of this Section 4.2(b), a person is a “Matching Eligible Participant” for a matching contribution period under the Savings Plan only if he or she was both an Eligible Employee at the beginning of such matching contribution period and remained employed by an Employer as an Eligible Employee from such date through the date as of which the Supplemental Matching Contribution is credited under the immediately preceding sentence.
(c)Cessation of Employer Contributions upon Certain Events. In the event a Participant’s employment is Terminated for Cause, no additional Employer Contributions shall be credited to such Participant’s Account on or after the date of such Termination. Additionally, pursuant to Section 9.12, Employer Contributions will no longer be credited to a Participant’s Account in the event a legal action is filed in any court other than those prescribed by Section 9.12.
4.3Investment Credits. On a periodic basis not less frequently than once per calendar quarter, all Participant Accounts shall be credited, positively or negatively, with Investment Credits to reflect the deemed investment performance of each such Account during the relevant period using the applicable Investment Measure, as determined under the crediting rules and procedures reasonably established by the Company.
4.4Status of Accounts. Anything contained herein to the contrary notwithstanding: (a) all amounts respecting a Participant’s Accounts under this Plan, including amounts that may be determined, credited, allocated or considered Vested under the terms hereof or amounts that may be reported to the Participant in any form, shall at all times be mere bookkeeping entries, with no actual assets or funds being specifically dedicated, set aside or otherwise associated with such amounts; and (b) all rights of, or relating to, Participants, Contributions and/ or Accounts under this Plan shall be limited to those contained in this Plan instrument, the Participation Agreement and other forms used to administer this Plan, with such rights and any related claims being no greater than that of a general unsecured creditor of the Company.

ARTICLE V
VESTING
All Accounts of a Participant under this Plan shall be fully Vested and nonforfeitable at all times.
ARTICLE VI
DISTRIBUTIONS
6.1Time of Distribution.
(a)Distribution Following Termination. A Participant’s Accounts shall become distributable upon a Participant’s Termination for reasons other than death or Disability, with actual distribution occurring or commencing on, or as soon as is practicable following, the Participant’s Six-Month Date, or such later date as required pursuant to Section 6.2(c).
(b)Distribution Following Death or Disability. A Participant’s Accounts shall become distributable upon a Participant’s death or Disability, with actual distribution occurring within sixty (60) days following his or her death or Disability.
(c)Distribution Upon Change in Control. A Participant’s Accounts shall become distributable upon the occurrence of a Change in Control, with actual distribution occurring within three (3) business days after the Change in Control.
6.2Form of Distribution.
(a)Lump-Sum Normal Form. All distributions pursuant to Section 6.1(a) shall be in the form of one lump-sum cash payment, except as provided otherwise under Section 6.2(b). All distributions pursuant to Section 6.1(b) and 6.1(c) shall be in the form of one lump-sum cash payment. All lump-sum distributions made to or with respect to a Participant under Section 6.1 shall be based upon the value of each of the Participant’s Accounts as of the Valuation Date immediately preceding the date distribution thereunder occurs.
(b)Optional Installments. If elected by a Participant on a properly completed and submitted Initial Participation Agreement prior to the applicable Initial Election Deadline or under a properly completed and effective Subsequent Deferral Election under Section 6.2(c), under such further rules and procedures established by the Company consistent with the requirements of Code Section 409A, distribution under 6.1(a) shall be made in the number of annual installments (from two (2) to ten (10)) so elected by the Participant with respect to all of his or her Accounts. The first payment of an installment distribution elected under a Participant’s Initial Participation Agreement shall commence on, or as soon as is practicable following, the Participant’s Six-Month Date, and the remaining installments shall be paid on each anniversary of the Participant’s Six-Month Date or as soon thereafter as is administratively practicable. The first payment of an installment distribution elected under a Participant’s Subsequent Deferral Election, if effective under Section 6.2(c), shall commence on, or as soon as is practicable following, the Participant’s Subsequent Deferral Election Commencement Date, and the remaining installments shall be paid on each anniversary of the Participant’s Subsequent Deferral Election Commencement Date or as soon thereafter as is administratively practicable. All installment payments made to or with respect to a Participant under this Section 6.2(b) shall be calculated by multiplying the balance of the Participant’s Accounts as of the Valuation Date immediately preceding the installment payment date by a fraction, the numerator of which is one (1) and the denominator of which is the number of annual installments remaining to be paid (including the installment for which the amount is being determined).
(c)One-Time Subsequent Deferral Election. Subject to the further requirements of this Section 6.2(c), each Participant, on a form made available by the Company and subject to such other rules and requirements as the Company may prescribe, may irrevocably elect to receive installment distributions under Section 6.2(b) in lieu of an otherwise applicable lump-sum distribution method (whether applicable by election or default) or an election to receive installment distributions under his or her Initial Participation Agreement or may irrevocably elect to receive a lump-sum distribution in lieu of an otherwise applicable lump-sum distribution (whether applicable by election or default) or an election to receive installment distributions under his or her Initial Participation

Agreement. In order for an election under the preceding sentence to be effective, any such election: (1) must be the only election or attempted election ever made by the Participant under this Section 6.2(c); (2) must provide that the distribution so elected shall be made or, in the case of installments, shall commence, on the Participant’s Subsequent Deferral Election Commencement Date; and (3) the date such irrevocable election is properly made and submitted to the Company in accordance with the rules and requirements the Company may prescribe must, in fact, precede the Participant’s Termination by at least twelve (12) months. Any election or attempted election that is not effective under the preceding sentence is not considered to be an effective Subsequent Deferral Election hereunder and shall be completely null and void.
(d)Automatic Cash-Out. Notwithstanding the election of installments under the preceding provisions of this Section 6.2: (1) if the combined value of a Participant’s Accounts is less than $50,000 on a Valuation Date as of which an installment to the Participant is being determined, then the remaining undistributed value of all such Accounts as of such Valuation Date shall be distributed in one final lump-sum distribution as soon as is practicable, but no later than 30 days following the date the installment otherwise is or would be made; or (2) if the Participant dies with installments remaining to be paid following the date of death, then the remaining undistributed value of all of his or her undistributed Accounts shall be distributed to the Participant’s Beneficiary in one final lump-sum as soon as is practicable, but no later than 60 days following proper notice of the Participant’s death, based upon the value of the undistributed Accounts as of the Valuation Date next preceding the date of distribution.
6.3Distributions to Beneficiary Upon Death. For a distribution under Section 6.1(b) following a Participant’s Termination on account of death or for a distribution under Section 6.2(d) with respect to a Participant who dies with installments remaining to be paid, distribution shall be made to the Participant’s Beneficiary. For purposes of this Plan, each Participant shall have the right, at any time, to designate any person or persons, contingently or successively, as his or her Beneficiary to whom payment under the Plan shall be made in the event of his or her death prior to complete distribution to the Participant of his or her Account(s). Any Beneficiary designation shall be made in a written instrument properly completed and filed with the Company and shall be effective only when received in writing by the Company. Any Beneficiary designation may be changed by a Participant by the filing of a new Beneficiary designation, which will cancel all Beneficiary designations previously filed. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries (and all contingent or successive Beneficiaries) predecease the Participant, or such designations are invalid for any reason, or all such Beneficiaries disclaim the Participant’s benefits under this Plan and the Committee has accepted the disclaimers as valid under applicable law, then the Participant's designated Beneficiary shall be deemed to be the Participant's estate. Notwithstanding the foregoing, a divorce decree, or a decree of legal separation that is effective after the Effective Date of this Plan, shall revoke the Participant's prior designation, if any, of his or her spouse or former spouse as his or her Beneficiary under the Plan unless a qualified domestic relations order provides otherwise. Payment to a Participant's Beneficiary (or, upon the death of all designated Beneficiaries (and all contingent or successive Beneficiaries), to the Beneficiary's estate) shall completely discharge the Participating Employer, all other Employers, and the Committee from all liability with respect to such benefit obligations under the Plan.
If the Committee has any bona fide doubt as to the proper Beneficiary to receive a deceased Participant’s benefit under this Plan, the Committee shall have the right, exercisable in their sole discretion, to cause the Participating Employer to withhold such payment until this dispute is resolved to the Committee's satisfaction. In this case, the payment shall be made no later than the end of the first taxable year of the Beneficiary(ies) in which the Committee and the Beneficiary(ies) enter into a legally binding settlement of such dispute or the Participating Employer is required to make such payment pursuant to a final and nonappealable judgment or other binding decision.
ARTICLE VII
ADMINISTRATION
7.1Administration by Committee. The Plan shall be administered by the Company, acting by and through the “Committee” comprised of those members of the Compensation and Organization Committee of the Board (or any successor committee) who are not Participants, as long as there are at least three (3) such members. If there are not at least three (3) such non–participating persons on the Compensation and Organization Committee (or any successor committee), the chief executive officer of the Company shall appoint other non–participating Directors or Company officers to serve on the Committee. The Committee shall supervise the administration and operation of the Plan, may from time to time adopt rules and procedures governing the Plan and shall have authority to construe and interpret the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies and ambiguities in, the language of the Plan).
7.2Delegation. The Committee may appoint an individual or group of individuals, who may be an employee or employees of the Company, to be the Committee’s authorized agent with respect to the day-to-day administration of Company duties and determinations under the Plan. In addition, the Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.
7.3Binding Effect of Decisions. Any decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan shall be final and binding upon all persons who at any time have, have had, or may have a claim to any interest or rights whatsoever under this Plan.
7.4Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee and their duly appointed agents under Section 7.2 against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan, except in the case of gross negligence or willful misconduct by any such member or agent of the Committee.
ARTICLE VIII
AMENDMENT AND TERMINATION
8.1Amendment. The Company, on behalf of itself and of each Employer may, subject to Section 8.3, at any time amend, suspend or reinstate any or all of the provisions of the Plan, except that no such amendment, suspension or reinstatement may adversely affect any Account of any Participant, as it existed as of the effective date of such amendment, suspension or reinstatement, without such Participant’s prior written consent, unless such amendment is deemed necessary by the Company to bring this Plan into compliance with Section 409A of the Code or any other applicable law.
8.2Termination. The Company, on behalf of itself and of each Employer, in its sole discretion, may, subject to Section 8.3, terminate this Plan at any time and for any reason whatsoever.
8.3Prohibition Against Acceleration. Notwithstanding the authority of the Company to amend, suspend, reinstate or terminate this Plan and/or its provisions under this Article and notwithstanding the interpretative authority retained under Article VII, in no event shall any such action provide for, allow or result in an acceleration of payment or benefits prohibited by Code Section 409A, recognizing the exceptions to such prohibitions contained in Treas. Reg. § 1.409A–3(j).
ARTICLE IX
MISCELLANEOUS
9.1Funding. Participants, their Beneficiaries, and their heirs, successors and assigns, shall have no secured interest or claim in any property or assets of any Employer. The obligation of the Company and other Employers under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future. Notwithstanding the foregoing, in the event of a Change in Control, the Company shall create an irrevocable trust to hold funds to be used in payment of the obligations of the Employers under the Plan, and the Company shall fund such trust in an amount equal to no less than the total value of the Participants' Accounts under the Plan as of the date immediately preceding the Change in Control, provided that any funds contained therein shall remain liable for the claims of the respective Employer’s general creditors.
9.2Employer’s Liability. A Participating Employer’s liability for the payment of benefits under this Plan is exclusively contained in this Plan instrument, Participation Agreements and other forms used to administer this Plan. Neither a Participating Employer nor any other Employer shall have an obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Participation Agreement and other administrative forms.

9.3Nonassignability. No right or interest under the Plan of a Participant or his or her Beneficiary (or any person claiming through or under any of them) shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of any such Participant or Beneficiary, except as expressly required by law. If any Participant or Beneficiary shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his or her benefits hereunder or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him or her, then such assignment shall be null and void, except as expressly required by law. Notwithstanding the foregoing provisions of this Section 9.3, the Plan will recognize, to the extent lawful, applicable and required, orders issued under domestic relations laws.
9.4Legal Fees and Expenses. It is the intent of the Company and each other Employer that following a Change in Control no Eligible Employee or former Eligible Employee be required to incur the expenses associated with the enforcement of his or her rights under this Plan by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to an Eligible Employee hereunder. Accordingly, if it should appear that the Employer has failed to comply with any of its obligations under this Plan or in the event that the Employer or any other person takes any action to declare this Plan void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Eligible Employee the benefits intended to be provided to such Eligible Employee hereunder, the Employer irrevocably authorizes such Eligible Employee from time to time to retain counsel of his or her choice, at the expense of the Employer as hereafter provided, to represent such Eligible Employee in connection with the initiation or defense of any litigation or other legal action, whether by or against the Employer or any director, officer, stockholder or other person affiliated with the Employer in any jurisdiction. The Employer shall pay and be solely responsible for any and all attorneys' and related fees and expenses incurred by such Eligible Employee as a result of the Employer’s failure to perform under this Plan or any provision thereof; or as a result of the Employer or any person contesting the validity or enforceability of this Plan or any provision thereof. The Employer agrees to reimburse an Eligible Employee or pay directly to such counsel any and all reasonable costs and expenses (including but not limited to reasonable attorneys’ fees) an Eligible Employee may incur in connection with such failure to perform under the Plan with such reimbursement to occur no later than the end of the taxable year following the taxable year in which such expense was incurred. In addition, the amounts eligible for reimbursement during any one taxable year under this Section 9.4 may not affect the expenses eligible for reimbursement in any other taxable year under this Section 9.4.
9.5Withholding Taxes. The Employer shall withhold the minimum amount of taxes which it determines it is required by law or required by the terms of this Plan to withhold in connection with any recognition of income incident to this Plan payable to a Participant or Beneficiary.
9.6Captions. The captions contained herein are for convenience only and shall not control or affect the meaning or construction hereof.
9.7Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the State of Ohio without regard to its conflicts of laws principles unless superseded by ERISA or other federal law.
9.8Successors. The provisions of the Plan shall bind and inure to the benefit of the Company, the other Employers, and their respective successors and assigns. The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company or another Employer and successors of any such corporation or other business entity.
9.9Right to Continued Service. Nothing contained herein shall be construed to be a contract of employment or to confer upon any Eligible Employee the right to continue to serve as an Eligible Employee of the Employer or in any other capacity.
9.10Section 409A Compliance. It is the intention and purpose of the Company that this Plan shall be, at all relevant times, in compliance with (or, where applicable, exempt from) Code Section 409A and other applicable laws, and this Plan shall be so interpreted and administered. In addition to the general amendment rights of the Company with respect to the Plan, the Company specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to this Plan or any related document as it deems necessary or desirable to more fully address issues in connection with compliance with (or exemption from) Code Section 409A and/or such other laws. In no event, however, shall this Section 9.10 or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Plan and the Company shall have no responsibility for tax or legal consequences to any Participant (or Beneficiary) resulting from the terms or operation of this Plan.
9.11Deadline to File a Claim under Plan; Deadline to file Legal Action. No claim for benefits may be made by a Participant or Beneficiary on any disputed matter pertaining to this Plan unless such claim is made within one (1) year following the occurrence of the earliest event upon which the claim may be made. With respect to any claim relating to the contents of a notice pertaining to this Plan, the Participant or Beneficiary must make such claim within one (1) year following the date the notice was given. No legal action to enforce or clarify rights under this Plan or under any provision of law, whether or not statutory, or any other action arising from, or related to, this Plan, may be brought by any Participant or Beneficiary on any matter pertaining to this Plan unless the legal action is commenced in the proper forum as prescribed by Section 9.12 before the earlier of: (a) two (2) years after the Participant or Beneficiary knew or reasonably should have known of the principal facts on which the claim is based; or (b) one (1) year after the Participant or Beneficiary has exhausted any claim procedure applicable to this Plan. For purposes of applying the foregoing provisions of this Section, knowledge of all of the facts that a Participant knew or reasonable should have known shall be imputed to every Participant or Beneficiary who is or claims to be a beneficiary of the Participant or otherwise claims to derive a benefit or entitlement under this Plan by reference to that Participant.
9.12Venue. Any legal actions, suits or proceedings pertaining to this Plan shall be brought in the courts of Ohio (whether federal or state) and the Participant, Beneficiary, persons claiming to be a beneficiary or any other persons who claim to derive a benefit or entitlement under this Plan by reference to the Participant irrevocably submit to the exclusive jurisdiction of Ohio courts. The Participant, Beneficiary, persons claiming to be a Beneficiary or any other person who claim to derive a benefit or entitlement under this Plan by reference to the Participant waive, to the fullest extent permitted by law, any objection any such person may now or hereafter have to laying venue in any suit, action or proceeding hereunder in any court, as well as any right any such person may now or hereafter have to remove any such suit, action or proceeding once commenced to another court in any jurisdiction on the grounds of forum non–convenience or otherwise. In the event that any such person resorts to an improper forum, such forum shall award the Company reasonable attorney’s fees and costs incurred by the Company to enforce the provisions of this Plan, and such forum shall award the Company such other legal or equitable relief as the forum deems appropriate. In the event a legal action is filed in any court other than a federal or state court located in Ohio, the Participant’s Accounts shall not be credited with any additional Employer Contributions on or after the date such legal action, suit, or proceeding is filed.
9.13Use of Electronic Media and Written Communications. All Plan notices and all Participant or Beneficiary notices, designations, elections, consents or waivers must be in writing (which may include an electronic communication) and made in a form the Plan specifies or otherwise approves. Any person entitled to notice under the Plan may waive the notice or shorten the notice period unless such actions are contrary to applicable law. The Plan, using any electronic medium, may give or receive any Plan notice, communicate any Plan policy, conduct any written Plan communication, satisfy any Plan filing or other compliance requirement and conduct any other Plan transaction to the extent permissible under applicable law. A Participant, a Participant’s spouse, or a Beneficiary, may use any electronic medium to provide any Beneficiary designation, election, notice, consent or waiver under the Plan, to the extent permissible under applicable law. Any reference in this Plan to a “form,” a “notice,” an “election,” a “consent,” a “waiver,” a “designation,” a “policy” or to any other Plan-related communication includes an electronic version thereof as permitted under applicable law.